EXHIBIT 3.9
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                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into effective March 07 2003, by and between ATOCHA LAND LLC, a Virginia limited liability company ("Seller"), and ZAP, a California corporation ("Buyer").

     1.   Purchase.

          Seller shall sell and Buyer shall purchase that certain real property located at 501 4th Street/300 "B" Street, Santa Rosa, California, legally described in Exhibit A attached hereto and hereby made a part hereof, and consisting of a two-story building containing approximately 19,962 square feet of floor area, together with all easements, rights and appurtenances thereto (the "Subject Property"), all in accordance with the terms and conditions hereinafter set forth. Buyer has had ample opportunity to inspect the Subject Property and review all reports regarding the condition of the Subject Property and hereby agrees to purchase and take possession of the Subject Property in its current "AS-IS" condition, with all faults and without any warranty, express implied.

     2.   Purchase Price.

          The purchase price (the "Purchase Price") for the Subject Property shall consist of a convertible promissory note made by Buyer in favor of Seller in the principal amount of Two Million Dollars ($2,000,000) (the "Note") in the form of Exhibit B, attached hereto and hereby made a part hereof; (b) the delivery by Buyer to Seller of 576,037 shares of the common stock of Buyer (the "Shares"); and (c) by delivery by Buyer to Seller of a Class B Warrant to Purchase 250,000 shares of Common Stock of Buyer (the "Warrant") in the form of Exhibit C, attached hereto and made a part hereof. The obligations of Buyer under the Note shall be secured by a Deed of Trust and Assignment of Rents with Buyer as Trustor, Chicago Title Company as Trustee, and Seller as Beneficiary, respecting the Subject Property (the "Deed of Trust").

     3.   Lease Termination.

          (a) Seller and Buyer agree that upon the Closing (as defined below), that certain Commercial Lease and Deposit Receipt between Seller, as landlord, and Buyer, as tenant, dated November 12, 2002 as to Seller and November 25, 2002 as to Buyer (the "Original Lease") pertaining to a portion of the Subject Property shall be terminated and shall be of no further force or effect and Seller and Buyer shall be released of all obligations under the Original Lease that have not accrued as of the date of the Closing.

          (b) With respect to Buyer's rent obligation under the Original Lease as of the Closing, within fifteen (15) days following the Closing, Buyer shall calculate its gross sales from the Subject Property (as provided in the Original Lease) from the day following the last day for which Buyer has paid such rent through the date of the Closing, and shall pay Seller the amount of percentage rent Buyer owes under the Original Lease based on such calculation.

          (c) Within fifteen (15) days following the Closing, Seller shall determine the amount of all unpaid sums, if any, owed by Buyer under the Original Lease as of the date of the Closing and, after applying any remaining portion of the deposit made by Buyer under the
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Original Lease (the "Deposit"), shall either refund Buyer the remaining balance of the Deposit, if any, or bill Buyer for the amount of any such unpaid sums owing after applying the Deposit. Buyer shall pay Seller the amount of any such billing within fifteen (15) days after receipt thereof.

     4.   Conditions Precedent.

          (a) Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to purchase the Subject Property unless, at or prior to closing of the transactions contemplated hereby (the "Closing"), each of the following conditions ("Buyer's Conditions") has been met or has been waived by Buyer in writing. Seller shall cooperate with Buyer, and agrees to execute any documents that may be necessary or convenient, in the performance of Buyer's
Conditions:

               (i) Title to the Subject Property shall be good and marketable and shall be free and clear of all liens, encumbrances, easements, assessments, restrictions, tenancies (whether recorded or unrecorded) and other exceptions to title, except those exceptions number 1 through 6 in Schedule B of that certain Preliminary Title Report dated December 30, 2002 and prepared by Chicago Title Company under its Order No. 223181 (the "Permitted Exceptions"). Seller shall, within fifteen (15) days after the date of this Agreement, give Buyer complete copies of all unrecorded leases or occupancy agreements, if any, affecting the Subject Property or any portion thereof as of the date of this Agreement (the "Existing Leases"). Between the date of this Agreement and the earlier of the date of the Closing or the termination of this Agreement, Seller shall not (A) sign any new lease or occupancy agreement affecting the Subject Property or any portion thereof, or (B) amend any Existing Lease, or (C) execute any easement, covenant or restriction affecting the Subject Property or any portion thereof. Seller agrees there shall be no monetary liens or encumbrances affecting the Subject Property as of the date of the Closing except the liens included in the Permitted Exceptions.

               (ii) The Escrow Holder (as defined below) shall be prepared to obtain from Chicago Title Company or other title insurance company designated by Buyer, upon the Closing, a CLTA Owner's Policy of Title Insurance in the full amount of the Purchase Price, insuring that marketable fee simple title to the Subject Property is vested in Buyer or Buyer's designee and a CLTA Lender's Policy of Title Insurance in the full amount of the Purchase Price. Buyer and Seller shall share equally the cost of such title policies.

               (iii) All of Seller's representations and warranties under this Agreement shall continue to be true and correct as of the date of the Closing.

          (b) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to sell the Subject Property unless at or prior to the Closing each of the following conditions ("Seller's Conditions") has been met or has been waived by Seller in writing. Buyer shall cooperate with Seller, and agrees to execute any documents that may be necessary or convenient, in the performance of Seller's Conditions:

               (i) All of Buyer's representations and warranties shall continue to be true and correct as of the date of the Closing.

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               (ii) Buyer shall have delivered to Seller a certificate executed by Buyer's Secretary, in the form of Exhibit D (the "Secretary's Certificate"), attached hereto and made a part hereof, certifying (among other things): (A) the accuracy of the copies of the Articles of Incorporation and Bylaws attached to the Secretary's Certificate, each as amended to date, and (B) the resolutions of the Board of Directors of Buyer, attached to the certificate authorizing the execution and delivery of this Agreement, the Note, the Warrant, and the Deed of Trust and the sale and issuance to Seller of the Shares.

               (iii) Buyer shall have delivered to Seller the affidavit referred to in Section 7 of this Agreement.

               (iv) Buyer shall have delivered to Seller an executed UCC-1 financing statement enabling Seller to perfect its security interest in the fixtures at the Subject Property

     5.   Escrow Holder.

          Prior to the Closing, the parties shall open an escrow (the "Escrow") with Chicago Title Company (the "Escrow Holder"). Seller shall deposit into the Escrow a duly executed deed (the "Deed") conveying the Subject Property to Buyer, together with instructions to deliver and record the Deed when the Escrow Holder is in a position to pay the Purchase Price to Seller and when Seller notifies the Escrow Holders that all of Seller's conditions have been met or waived in writing. After all of Buyer's Conditions have been met or waived in writing and Buyer has been so advised, Buyer shall deposit the certificate for the Shares (the "Stock Certificate"), the Note, and the Deed of Trust, into the Escrow with instructions to deliver the Note, and the Stock Certificate, to Seller upon recordation of the Deed and the Deed of Trust, and the issuance of the title insurance policy or binder required by Section 4(a)(ii).

     6.   Closing.

          The Closing shall be the date on which the Deed is recorded which shall be as soon as practicable after deposit of the Purchase Price into the Escrow. Possession passes to Buyer on the Closing.

     7.   Section 1445 Affidavit.

          Prior to the Closing, Seller shall deliver to Buyer an affidavit in compliance with Section 1445 of the Internal Revenue Code providing Seller's United States taxpayer identification number and business address and stating whether or not Seller is a "foreign person" as defined in the Internal Revenue Code and regulations applicable thereto (the "Code"). Seller agrees to cooperate with Buyer and to furnish Buyer with such tax forms and information as are reasonably required to insure Buyer's compliance with the Code.

     8.   Costs.

          Buyer shall pay the cost of recording the Deed. Any escrow fees shall be paid equally by both parties. Taxes, rentals and utilities shall be prorated as of the date of the Closing. Seller shall pay all other costs including, without limitation, all other recording fees,

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state documentary stamps, transfer taxes, excise taxes, assessments for improvements completed prior to the date hereof, whether levied or not.

     9.   Commissions.

          Each party agrees that any commissions or fees owed to any broker, agent or finder to act in their behalf in connection with this transaction shall be paid outside the Escrow. Each party agrees to indemnify, defend and hold harmless the other party from all claims arising from any breach of this Section 9.

     10.  Seller's Representations and Warranties.

          (a) Seller represents and warrants that Seller has authority to enter into this Agreement and that Seller holds marketable fee simple title to the Subject Property.

          (b) Seller represents and warrants that, to Seller's knowledge, except as indicated in the Permitted Exceptions, the Subject Property is not subject to any existing, pending or future impact fees, bonds or assessments, and Seller does not know of any present or proposed public improvements which could give rise to the same.

          The representations and warranties set forth in this Section 10 shall constitute continuing representations and warranties and shall be deemed to be true and correct as of the date of the Closing. Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all claims arising out of or in any way connected with Seller's breach of the representations and warranties set forth in this Section 10.

     11.  Representations and Warranties of Buyer.

          Except as set forth in Exhibit E attached hereto and hereby made a part hereof (the "Schedule of Exceptions"), Buyer hereby represents and warrants to Seller as follows:

          (a) Organization and Standing; Articles and Bylaws. Buyer is a corporation duly organized and existing under the laws of the State of California and is in good standing under such laws. Buyer has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on Buyer's business as presently conducted and as currently proposed to be conducted. Buyer has made available to Seller copies of its Secretary's Certificate, which includes true, correct and complete copies of its Amended and Restated Articles of Incorporation ("Restated Articles") and Bylaws, each as presently in effect, and resolutions of the Board of Directors authorizing the execution, delivery, and performance of each of the Transaction Documents (as defined below).

          (b) Corporate Power. Buyer has all requisite corporate power to execute and deliver this Agreement, the Deed of Trust, the Warrant, and the Note and to issue the Shares to Seller and to carry out and perform its obligations under the terms of this Agreement and under each of the Transaction Documents.

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          (c) Subsidiaries. Buyer has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity.

          (d) Capitalization. Buyer's authorized capital stock consists of (i) 100,000,000 shares of common stock (the "Common Stock"), of which 12,033,000 shares are issued and outstanding, and (ii) no shares of preferred stock. All of the outstanding shares of Common Stock of Buyer are duly and validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. The shares and the shares of Common Stock issuable upon exercise of the Warrant will be, when issued, duly and validly issued, fully paid and non-assessable, and not issued in violation of any preemptive or similar rights. All outstanding capital stock of Buyer, and all outstanding options, warrants, convertible notes, and other securities of Buyer, have been issued in full compliance with the applicable exemptions from the Securities Act of 1933, as amended (the "Act"), the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws of states of the United States, including, without limitation, anti-fraud provisions. Buyer has reserved 10,000,000 shares of Common Stock for issuance upon exercise of options granted under an Incentive Stock Option Plan adopted pursuant to Buyer's Second Amended Plan of Reorganization dated June 17, 2002. There are no other currently outstanding preemptive or conversion rights, options, warrants or agreements granted or issued by or binding upon Buyer for the purchase or acquisition of any shares of its capital stock.

          (e) Authorization. All corporate action on the part of Buyer, its directors and shareholders necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Shares has been taken. This Agreement, the Note, the Warrant, and the Deed of Trust (collectively the "Transaction Documents") constitute valid and binding obligations of Buyer, each enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, including rules of law governing specific performance, injunctive relief or other equitable remedies. No shareholder of Buyer has any preemptive rights or rights of first refusal by reason of the issuance of the Shares. When issued, the Shares and the shares of Common Stock issued upon exercise of the Warrant, will be validly issued, fully paid and nonassessable issued in compliance with all applicable federal and state securities laws and will be free of any liens or encumbrances, and will be free of restrictions or transfer other than under state and/or federal securities laws.

          (f) SEC Documents. Buyer has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that

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information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Documents shall: (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements as permitted by Form 10Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicted in the notes thereto); and (iii) fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cashflows (or changes in financial position prior to the approval of Financial Accounting Standards Boards Statement of Financial Accounting Standards No. 95) for the period then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the filed SEC Documents, neither Buyer nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Buyer and its consolidated subsidiaries or in the notes thereto and which could reasonably be expected to have a material adverse effect on Buyer and its subsidiaries taken as a whole.

          (g) Absence of Certain Changes of Events. Except as disclosed in the SEC Documents since the date of the most recent audited financial statements included in the SEC Documents, there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Buyer's capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss of property, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on Buyer and its subsidiaries taken as a whole, or (iv) any change in accounting methods, principles or practices by Buyer materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in GAAP.

          (h) Litigation. There are no actions, suits, proceedings or investigations pending, or claims asserted (or, to Buyer's knowledge, any basis therefor or threat thereof), to which Buyer is a party or its property is subject, that might result in any material adverse change in the business or financial condition of Buyer or any of its properties or assets, or in any material impairment of the right or ability of Buyer to carry on its business as now conducted, or in any material liability on the part of Buyer, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith or therewith.

          (i) Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with Buyer's valid execution, delivery or performance of this Agreement or any other Transaction Document, or the offer, sale or issuance of the Shares by Buyer, or the consummation of any other transaction contemplated on the part of Buyer hereby or thereby except filings required pursuant to applicable federal and state securities laws and blue sky laws.

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          (j) Title to Properties; Liens and Encumbrances. Buyer has good and marketable title to its properties and assets and, with respect to the property and assets leased by Buyer, holds valid leasehold interests therein, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings, or (ii) possible minor liens or encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of Buyer and which have arisen in the ordinary course of business.

          (k) Proprietary Information and Other Rights. Buyer has title and ownership of all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "Proprietary Information") necessary for its business as now conducted and as presently proposed to be conducted without, to the best knowledge of Buyer, any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Information of any other person or entity. Buyer has not received any communications alleging that Buyer has violated or, by conducting its business as proposed, would violate any of the Proprietary Information of any other person or entity. To the best knowledge of Buyer none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Buyer or that would conflict with Buyer's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, the carrying on of Buyer's business by the employees of Buyer, nor the conduct of Buyer's business as proposed will, to the best of Buyer's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Buyer does not believe it is or will be necessary to utilize any inventions of any of their employees (or people they currently intend to hire) made prior to their employment by Buyer.

          (l) Compliance with Other Instruments. Buyer is not in any violation of any term of the Restated Articles or its Bylaws, any material term of any material agreement to which Buyer is a party, or any judgment, decree, order, statute, rule or regulation to which Buyer is subject, that would have a material adverse effect on the condition, financial or otherwise, or operations of Buyer.

          (m) Employees. To the best of Buyer's knowledge, no employee of Buyer is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Buyer because of the nature of the business conducted or presently proposed to be conducted by Buyer.

          (n) Confidential Information and Invention Assignment Agreements. Each officer and employee of Buyer has executed a Confidential Information and Invention Assignment Agreement.

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          (o) Disclosure. None of this Agreement, the Transaction Documents or any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     12. Indemnity. Seller agrees to indemnify Buyer against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation, warranty, or covenant made by Seller herein. Buyer agrees to indemnify Seller against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any breach of any representation, warranty, or covenant made by Buyer herein.

     13.  Governing Law.

          This Agreement shall be governed by the laws of the State of California, without reference to its principles of conflicts of law.

     14.  Successors.

          This Agreement shall be binding on the heirs, successors, assigns and personal representatives of the parties hereto.

     15.  Attorney's Fees.

          In the event either party initiates or defends any legal action or proceeding in any way connected with this Agreement, the prevailing party in any such action or proceeding (in addition to any other relief which may be granted, whether legal or equitable) shall be entitled to recover from the losing party in any such action or proceeding its reasonable costs and attorney's fees (including, without limitation, its reasonable costs and attorney's fees on any appeal). All such costs and attorney's fees shall be deemed to have accrued on commencement of any legal action or proceeding and shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment.

     16.  Notices.

          (a) All notices given pursuant to this Agreement shall be in writing and shall be given by personal service, by United States mail or by United States express mail or other established express delivery service (such as Federal Express), postage or delivery charge prepaid, return receipt requested, addressed to the appropriate party at the address set forth below:

                  Seller:     8548 Georgetown Pike
                              McLean, Virginia  22102

                  Buyer:      117 Morris Street
                              Sebastopol, California 95472

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The person and address to which notices are to be given may be changed at any time by any party upon written notice to the other party. All notices given pursuant to this Agreement shall be deemed given upon receipt.

          (b) For the purpose of this Agreement, the term "receipt" shall mean the earlier of any of the following: (i) the date of delivery of the notice or other document to the address specified pursuant to subsection (a) above as shown on the return receipt, (ii) the date of actual receipt of the notice or other document by the person or entity specified pursuant to subsection (a) above, or (iii) in the case of refusal to accept delivery or inability to deliver the notice or other document, the earlier of (A) the date of the attempted delivery or refusal to accept delivery, (B) the date of the postmark on the return receipt, or (C) the date of receipt of notice of refusal or notice of non-delivery by the sending party.

     17.  Captions and Headings.

          The captions and headings in this Agreement are for reference only and shall not be deemed to define or limit the scope or intent of any of the terms, covenants, conditions or agreements contained herein.

     18.  Entire Agreement.

          This Agreement and the other Transaction Documents contain the entire agreement between the parties hereto and supersede all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any party.

     19.  Construction.

          In construing the provisions of this Agreement and whenever the context so requires, the use of a gender shall include all other genders, the use of the singular shall include the plural, and the use of the plural shall include the singular.

     20.  Counterparts.

          This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument. Signature and acknowledgment pages may be detached from individual counterparts and attached to a single or multiple original(s) in order to form a single or multiple original(s) of this document.

     21.  Binding Agreement.

          This Agreement shall not be binding or enforceable until both parties have executed an original (or a counterpart original) of this Agreement and have delivered to the other party an original (or a counterpart original) of this Agreement, fully executed by the delivering party.

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     22.  Survival.

          All of the representations and warranties set forth in this Agreement shall constitute continuing representations and warranties, shall be deemed to be true and correct as of the date of the Closing, and shall (along with all indemnification, defense and hold harmless obligations related thereto) survive the Closing.

     23.  No Third Party Beneficiary Rights.

          This Agreement is not intended to create, nor shall it in any way be interpreted or construed to create, any third party beneficiary rights in any person not a party hereto.

          EXECUTED as of the date first set forth above.

ATOCHA LAND LLC,                                   ZAP,
a Virginia limited liability company               a California corporation

By: /s/ Thomas J. [illegible]                      By: /s/Steven Schneider

Name: Thomas J. [illegible]                        Name:Steven Schneider

Title:  [illegible]                                Title: CEO


                                                   By:
                                         "Seller"  Name:
                                                   Title:

                                                                       "Buyer"


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